Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2006 relating to the financial statements and financial statement schedule of Sears Holdings Corporation, and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A (Amendment No. 1) of Sears Holdings Corporation for the year ended January 28, 2006.

/s/Deloitte & Touch LLP

Chicago, Illinois

April 12, 2006